Exhibit 99.1

CONTACT:	John McNamara
Director - Investor Relations
StoneMor Partners L.P.
(215) 826-2945

STONEMOR PARTNERS L.P. ANNOUNCES CORPORATE TRANSITION

TREVOSE, PA – September 28, 2018 – StoneMor Partners L.P. (the “MLP”) (NYSE:STON) (“StoneMor” or “the Partnership”), a leading owner and operator of cemeteries and funeral homes, today announced the execution of a definitive agreement that will result in the transition to a newly-created Delaware corporation, StoneMor Inc.

Joe Redling, StoneMor’s President and Chief Executive Officer said, “We are pleased to take this step to convert from a master limited partnership to a Delaware corporation, one of many initiatives underway to improve the operational and financial performance of our business. We believe this conversion will provide many benefits, including simplifying our tax structure and financial reporting obligations, broadening our investor base and improving our cost of capital over time.”

Key Transaction Details

•	All MLP unitholders will receive 1.0 share of StoneMor Inc. common stock in exchange for each common unit that they own.

•	All incentive distribution rights, the economic general partner interests in and control of the MLP will be exchanged for approximately 2.95 million shares of StoneMor Inc. common stock.

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The Conflicts Committee of the Board of Directors of the General Partner (which consisted of independent directors), by special approval, unanimously approved the terms of the transaction and has recommended unitholders vote in favor of the transaction.

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StoneMor’s largest unitholder, Axar Capital Management, has agreed to vote in favor of the transaction and upon completion, can designate up to one nominee to StoneMor Inc’s Board of Directors so long as it continues to at least 33% of the StoneMor Inc. common stock issued to it in the transaction.

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American Cemeteries Infrastructure Investors, LLC may designate two directors to StoneMor Inc.’s Board of Directors so long as it owns at least 50% of the StoneMor Inc. common stock issued to it in the transaction.

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While circumstances will vary on the tax position of each individual unitholder, based on analysis performed by the Partnership, it is not anticipated that the transaction will result in taxable gain for most unitholders.

Continued Redling, “In recent months we have established a new operating structure based on three regional divisions and a general manager model that creates a clear focus on managing profitability down to the property level. We are actively addressing costs and overall profitability by executing a comprehensive expense reduction effort, and we are also reviewing our asset base to identify non-strategic properties or markets we may wish to divest in support of our turnaround efforts.”

Conditions to Closing

Completion of the conversion is subject to customary conditions, including the affirmative vote of the holders of a majority of outstanding MLP units at a special meeting of the unitholders and an amendment to the MLP’s credit agreement to permit the transaction. StoneMor is currently in the process of working with its lenders in order to obtain the necessary approvals. StoneMor is also required to become current with its financial filings before seeking the required unitholder vote. While StoneMor is working to satisfy each of these closing conditions as expeditiously as possible, it is not anticipated that the transaction will close before the first quarter of 2019, with the actual closing date dependent on the time necessary to satisfy such conditions.

Advisors

Vinson & Elkins LLP acted as legal counsel to the Partnership. Raymond James acted as independent financial advisor and Drinker Biddle & Reath LLP acted as independent legal counsel to the Conflicts Committee of the Board of the General Partner.

About StoneMor Partners L.P.

Headquartered in Trevose, Pennsylvania, StoneMor is an owner and operator of cemeteries and funeral homes in the United States, with 316 cemeteries and 91 funeral homes in 27 states and Puerto Rico. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at https://www.stonemor.com/.

Important Information for Investors and Unitholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the proposed reorganization, StoneMor GP LLC (to be converted into a corporation named StoneMor Inc. (“StoneMor GP”)) and StoneMor Partners L.P. (the “Partnership”) will jointly file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, which will include a prospectus of StoneMor GP and a proxy statement of the Partnership. StoneMor GP and the Partnership also plan to file other documents with the SEC regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive joint proxy statement/prospectus will be mailed to the unitholders of the Partnership. INVESTORS AND UNITHOLDERS OF THE PARTNERSHIP ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE PROPOSED REORGANIZATION THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED REORGANIZATION. Investors and unitholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about StoneMor GP and the Partnership once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Partnership will be available free of charge on their internet website at www.stonemor.com or by contacting their Investor Relations Department at (215) 826-2945.

Participants in the Solicitation

The Partnership, StoneMor GP, and its directors and certain of its members and executive officers may be deemed to be participants in the solicitation of proxies from the unitholders of the Partnership in connection with the proposed transaction. Information about the directors and executive officers of StoneMor GP is set forth in the Partnership’s Annual Report on Form 10-K which was filed with the SEC on July 17, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Free copies of these documents can be obtained using the contact information above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements. For example, statements regarding future financial performance, future competitive positioning and business synergies, future acquisition cost savings, future market demand, future benefits to unitholders, future economic and industry conditions, the proposed merger (including its benefits, results, effects and timing) and whether and when the transactions contemplated by the merger and reorganization agreement will be consummated, are forward-looking statements within the meaning of federal securities laws. The Partnership and StoneMor GP believe that their expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct.

A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this communication. Such factors include, but are not limited to: the failure of the unitholders of the Partnership to approve the proposed reorganization; the risk that the conditions to the closing of the proposed transaction are not satisfied; the risk that regulatory approvals required for the proposed transaction are not obtained or are obtained subject to conditions that are not anticipated; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; uncertainties as to the timing of the proposed transaction; competitive responses to the proposed transaction; the inability to obtain or delay in obtaining cost savings and synergies from the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; the outcome of pending or potential litigation; the inability to retain key personnel; uncertainty of the expected financial performance of StoneMor Inc. following completion of the proposed transaction; and any changes in general economic and/or industry specific conditions.

The Partnership and StoneMor GP caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in the Partnership’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which are available at the SEC’s website, http://www.sec.gov. All subsequent written and oral forward-looking statements concerning the Partnership, StoneMor GP, the proposed transaction or other matters attributable to the Partnership the StoneMor GP or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Each forward looking statement speaks only as of the date of the particular statement. Except as required by law, the Partnership and StoneMor GP undertake no obligation to publicly update or revise any forward-looking statements.

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